Exhibit n 1 c

ECLIPSE FUNDS INC.	AMENDED AND RESTATED
MULTIPLE CLASS PLAN
PURSUANT TO RULE 18f-3

EXHIBIT A

As of February 26, 2010

MainStay High Yield Opportunities Fund

EXHIBIT B

Fund Name	Class A	Class B	Class C	Class I	Class R1	Class R2	Class R3	Investor Class	Sweep Shares
MainStay High Yield opportunities Fund	•		•	•				•